UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 12, 2009 (March 6, 2009)
Date of Report (Date of earliest event reported)

PAX CLEAN ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	2992	98-0543691
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1278 Laurel Road
North Saanich, BC
Canada V8L 5K8
 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (250) 655-3776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On Friday, March 6, 2009, Pax Clean Energy, Inc. (the “Company” or “Pax”) entered into a stock purchase agreement (the “Agreement”) with Mobile Video Development, Inc., a Delaware corporation (“MVDI”), which entered into the Agreement on its own behalf and on behalf of MVDI’s shareholders.  MVDI is a privately owned, New York-based technology company that develops mobile wireless video sharing technology.  MVDI is developing a platform technology called THWAPR that is intended to provide multiple solutions and applications for mobile users and wireless carriers.

Pursuant to the Agreement, the Company will acquire 100% of the issued and outstanding shares of common stock of MVDI, in exchange for the issuance of approximately 16,000,000 shares of to-be-designated Series A Convertible Preferred Stock of the Company (the “Preferred Shares”) to the shareholders of MVDI (the “Exchange”).  The Preferred Shares cannot be sold, transferred, pledged, hypothecated, or converted into shares of the Company’s common stock for a period of at least three (3) years from the date of issuance (the “Lock-Up Period”).  After the Lock-Up Period, the Company may only convert the Preferred Shares if the combined Pax/MVDI entity obtains a minimum of ten (10) million subscribers for the THWAPR technology.  The Preferred Shares will have 5:1 voting rights and a conversion rate of 36:1.

The Agreement between the Company and MVDI is subject to certain closing conditions (“Closing Conditions”) including, but not limited to:

(a)
Approval by the majority of the holders of the Company’s issued and outstanding shares of common stock of (A) an amendment to the Company’s Certificate of Incorporation to authorize 20,000,000 shares of blank-check preferred stock; (B) an increase in the Company’s authorized shares of common stock to 750,000,000 shares; (C) a change of the Company’s name to “Thwapr, Inc.” to more accurately reflect the new focus of the Company; and (D) an amendment to the Company’s Certificate of Incorporation to allow for supermajority preferred voting rights;

(b)
The filing with the SEC of a Preliminary 14C Information Statement (the “Preliminary 14C”) notifying non-consenting shareholders of the approval by the majority of the holders of the Company’s issued and outstanding shares of common stock of the actions described in Section (a) above;

(c)	The filing with the SEC of a Definitive 14C Information Statement;

(d)
The filing with the Delaware Secretary of State of an amended Certificate of Incorporation of the Company designating blank check preferred stock; increasing the Company’s authorized shares of common stock; changing the Company’s name and allowing for supermajority preferred voting rights; and

(e)	The filing with the Delaware Secretary of State of a Certificate of Designation for the Preferred Shares.

The Closing of the Exchange is expected to occur after the satisfaction of the Closing Conditions, but in no event after May 15, 2009, assuming no review by the SEC of the Preliminary 14C; or July 15, 2009, in the event that the SEC notifies the Company of its intention to do a limited or full review of the Preliminary 14C.  Simultaneously with the closing of the Exchange, the Company will enter into an agreement with each of Hammond Management Corporation (“HMC”) and Scientific Biofuels Solutions, Ltd. (“SBS”), pursuant to which HMC will agree to cancel 96,400,000 shares of the Company’s common stock held by HMC and to forgive all loans due to HMC by the Company; and SBS will agree to cancel 97,600,000 shares of common stock held by SBS and to forgive all loans due to SBS by the Company at Closing.  After the closing of the Exchange, the Company will have 17,640,000 shares of common stock outstanding.

Prior to entering into this material definitive agreement, there was no material relationship between our company or its affiliates and the parties thereto, other than in respect of the applicable material definitive agreement.

The foregoing summary of the Agreement and transactions described above is qualified in its entirety by reference to the definitive transaction document, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01.  Regulation FD Disclosure.

On March 9, 2009, the Company issued a press release announcing that it had entered into the Agreement described in Item 1.01 above.

A copy of the Press Release is attached hereto as Exhibit 99.1.

In accordance with General Instructions B.2 of Form 8-K, the information in this report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.  Financial Statements and Exhibits

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement between the Company and Mobile Video Development, Inc., dated as of March 6, 2009

99.1	Press Release, dated as of March 9, 2009, announcing entry into the Stock Purchase Agreement with Mobile Video Development, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 12, 2009		PAX CLEAN ENERGY, INC.

	By:	/s/ Paul Leslie Hammond
Paul Leslie Hammond, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement between the Company and Mobile Video Development, Inc., dated as of March 6, 2009

99.1	Press Release, dated as of March 9, 2009, announcing entry into the Stock Purchase Agreement with Mobile Video Development, Inc.